EXHIBIT 10.1

AMENDMENT NUMBER TWELVE TO
LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NUMBER TWELVE TO LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of September 30, 2004, between WELLS FARGO FOOTHILL, INC., a California corporation (“Foothill”), formerly known as Foothill Capital Corporation, with a place of business located at 2450 Colorado Avenue, Suite 3000 West, Santa Monica, California 90404, and IMAGE ENTERTAINMENT, INC., a California corporation (“Borrower”), with its chief executive office located at 9333 Oso Avenue, Chatsworth, California 91311, with reference to the following facts:

WHEREAS, Borrower has requested that Foothill amend that certain Loan and Security Agreement dated as of December 28, 1998 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Foothill and Borrower as set forth herein; and

WHEREAS, subject to the satisfaction of the conditions set forth herein, Foothill is willing to so amend the Agreement in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the above recitals and the mutual promises contained herein, Foothill and Borrower hereby agree as follows:

SECTION 1.  DEFINED TERMS.

Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

SECTION 2.  AMENDMENTS TO THE AGREEMENT.

(a)           Section 1.1 of the Agreement is hereby amended by adding the following new definitions in alphabetical order:

“Base LIBOR Rate” means the rate per annum, determined by Foothill in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this

Agreement, which determination shall be conclusive in the absence of manifest error.

“Dollars” or “$” means United States dollars.

“Funding Losses” has the meaning set forth in Section 2.12(b)(ii).

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Reference Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Renewal Date.

“LIBOR Deadline” has the meaning set forth in Section 2.12(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1 to the Twelfth Amendment.

“LIBOR Option” has the meaning set forth in Section 2.12(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Foothill (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage.  The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means 3.5 percentage points.

“Reserve Percentage” means, on any day, for Foothill, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor governmental authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Foothill, but so long as Foothill is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Twelfth Amendment” means that certain Amendment Number Twelve to Loan and Security Agreement, dated as of September 30, 2004, between Foothill and Borrower.

“Twelfth Amendment Effective Date” means September 1, 2004, provided that all of the conditions precedent set forth in Section 4 of the Twelfth Amendment shall have been satisfied.

“Twelfth Amendment Fee” has the meaning set forth in Section 2.10(k).

(b)           Section 1.1 of the Agreement is hereby amended by deleting the following definitions therein in their entirety and hereby substituting the following in lieu thereof:

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Maximum Revolving Credit Amount” means Twenty-Three Million Dollars ($23,000,000).

(c)           Subsection (g) of the definition of Eligible Accounts contained in Section 1 of the Agreement is amended and restated in its entirety as follows:

“(g)         Accounts with respect to an Account Debtor (including Musicland Group, Inc. (“Musicland”)) whose total obligations owing to Borrower exceed fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, (i) in the case of Accounts with respect to which Anderson Merchandisers (“Anderson”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to Borrower to the extent that the total obligations of Anderson owing to Borrower exceed fifteen percent (15%) of all Eligible Accounts; provided, however, that to the extent that Anderson’s total obligations are paid on or before the due date (which due date may not exceed seventy-five (75) days after the invoice date), Anderson’s obligations may not exceed twenty-five percent (25%) of all Eligible Accounts and (ii) in the case of Accounts with respect to which Best Buy, Inc. (“Best Buy”) is the Account Debtor, Eligible Accounts shall not include Accounts thereof owing to Borrower to the extent that the total obligations of Best Buy owing to Borrower exceed twenty-five percent (25%) of all Eligible Accounts; provided, however, that in no event shall Eligible Accounts include Accounts of Musicland or Best Buy to the extent that the aggregate amount of total obligations of Musicland and Best Buy owing to Borrower exceed forty percent (40%) of all Eligible Accounts; and provided further, however, that in no event shall Eligible Accounts include Accounts of Anderson or Best Buy to the extent that the aggregate amount of total obligations of Anderson and Best Buy owing to Borrower exceed forty percent (40%) of all Eligible Accounts .”

(d)           Section 2.1(a)(i)(w) of the Agreement is hereby amended and restated in its entirety as follows:

“(w) an amount equal to Borrower’s collections with respect to Accounts for the immediately preceding ninety (90) day period; plus”

(e)           Section 2.5(a) of the Agreement is hereby amended and restated in its entirety as follows:

“(a) Interest Rate.  All Obligations, except for undrawn L/Cs and L/C Guarantees, shall bear interest, on the average Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin and (ii) otherwise, at a per annum rate equal to the Reference Rate plus the Applicable Margin.”

(f)            Section 2.5(c) of the Agreement is hereby amended and restated in its entirety as follows:

“(c)         Minimum Interest.  In no event shall the rate of interest chargeable hereunder be less than five percent (5.0%) per annum.”

(g)           Section 2.10 of the Agreement is hereby amended by deleting the word “and” at the end of clause (i), by deleting the period at the end of clause (j) and replacing it with “, and”, and by adding the following new clause (k):

“(k)         Twelfth Amendment Fee.  An amendment fee in the amount of $45,000 (the “Twelfth Amendment Fee”), which amendment fee shall be fully earned and non-refundable as of the date hereof, and shall be charged to Borrower’s Loan Account on such date.”

(h)           Section 2 of the Agreement is hereby amended by adding the following Section 2.12 thereto:

“Section 2.12       LIBOR Option.

(a) Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Reference Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which Foothill has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof.  On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Reference Rate Loans of the same type hereunder.  At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Foothill shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Reference Rate Loans hereunder.

(b) LIBOR Election.

(i)            Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Foothill prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Foothill of a LIBOR Notice received by Foothill before the LIBOR Deadline, or by telephonic notice received by Foothill before the LIBOR Deadline (to be confirmed by delivery to Foothill of a LIBOR Notice received by Foothill prior to 5:00 p.m. (California time) on the same day.

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrower.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Foothill harmless against any loss, cost, or expense incurred by Foothill as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall be deemed to equal the amount determined by Foothill to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Foothill would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Foothill delivered to Borrower setting forth any amount or amounts that Foothill is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.

(iii)          Borrower shall have not more than 5 LIBOR Rate Loans in effect at any given time.  Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Foothill of proceeds of Borrower’s and its Subsidiaries’ Collections under this Agreement or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Foothill and its participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Foothill on a prospective basis to take into account any additional or increased costs to Foothill of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate.  In any such event, Foothill shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from Foothill, Borrower may, by notice to Foothill (y) require Foothill to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Foothill, make it unlawful or impractical for Foothill to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, Foothill shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans that are outstanding, the date specified in Foothill’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans thereafter shall accrue interest at the rate then applicable to Reference Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until Foothill determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Foothill, nor any of its participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.  The provisions of this Section shall apply as if Foothill or its participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.”

(i)            Section 3.3 of the Agreement is hereby amended and restated in its entirety as follows:

“3.3         Term; Automatic Renewal.  This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending December 28, 2007 (the “Renewal Date”) and automatically shall be renewed for successive one (1) year periods thereafter, unless sooner terminated pursuant to the terms hereof.  Either party may terminate this Agreement effective on the Renewal Date or on any one (1) year anniversary of the Renewal Date by giving the other party at least one hundred twenty (120) days prior written notice by registered or certified mail, return receipt requested.  The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

(j)            Section 3.5 of the Agreement is hereby amended and restated in its entirety as follows:

“3.5         Early Termination by Borrower.  The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time upon one hundred twenty (120) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in full in cash, the Obligations (including an amount equal to 105% of the undrawn amount of the L/Cs or L/C Guarantees), together with a premium (the “Early Termination Premium”) equal to: (a) during the period of time from and after the Twelfth Amendment Effective Date up to December 28, 2005, the sum of one-quarter of one percent (0.25%) times the Maximum Revolving Credit Amount plus one-quarter of one percent (0.25%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; (b) during the period of time from and after December 28, 2005 up to December 28, 2006, the sum of one-quarter of one percent (0.25%) times the Maximum Revolving Credit Amount plus one-quarter of one percent (0.25%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement; and (iii) during the period of time from and after December 28, 2006 up to the Renewal Date, the sum of one-quarter of one percent (0.25%) times the Maximum Revolving Credit Amount plus one-quarter of one percent (0.25%) times the principal amount of any Capital Expenditure Loans outstanding as of the effective date of the termination of this Agreement.”

(k)           Section 7.9 of the Agreement is hereby amended and restated in its entirety as follows:

“7.9        Capital Expenditures.  Make any capital expenditure, or any commitment therefor, (a) with respect to individual transactions, in excess of Eight Hundred Thousand Dollars ($800,000); (b) with respect to aggregate capital expenditures made or committed during Borrower’s fiscal year ended March 31, 2005, in an aggregate amount in excess of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000); or (c) with respect to aggregate capital expenditures made or committed in any other fiscal year, in an aggregate amount in excess of Two Million Five Hundred Thousand Dollars ($2,500,000); provided, however, that if the amount available under this covenant is not expended in any particular year, one hundred percent (100%) thereof, and in all cases in an amount not to exceed $2,500,000, shall be available to be expended in the following fiscal year, but only in such subsequent fiscal year, with the amount so carried over being deemed to have been expended last in such subsequent year.”

SECTION 3.  REPRESENTATIONS AND WARRANTIES.

Borrower hereby represents and warrants to Foothill that (a) the execution, delivery, and performance of this Amendment and of the Agreement, as amended by this Amendment, are within its corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected, (b) this Amendment and the Agreement, as amended by this Amendment, constitute Borrower’s legal, valid, and binding obligation, enforceable against Borrower in accordance with its terms, and (c) no Default or Event of Default has occurred and is continuing on the date hereof or as of the date upon which the conditions precedent set forth herein are satisfied.

SECTION 4.  CONDITIONS PRECEDENT TO AMENDMENT.

The satisfaction of each of the following, unless waived or deferred by Foothill in its sole discretion, shall constitute conditions precedent to the effectiveness of this Amendment:

(a)           The representations and warranties in this Amendment, the Agreement as amended by this Amendment, and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)           No Default, Event of Default, or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date hereof, nor shall result from the consummation of the transactions contemplated herein;

(c)           No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any governmental authority against Borrower or Foothill;

(d)           All other documents, agreements, instruments, and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel;

(e)           Foothill shall have received the Twelfth Amendment Fee in full in immediately available funds, which Twelfth Amendment Fee shall be paid by Borrower to Foothill by being charged to Borrower’s Loan Account as of the date hereof; and

(f)            Foothill shall have received the reaffirmation and consent attached hereto as Exhibit A, duly executed and delivered by an authorized officer of Guarantor, and the same shall be in full force and effect.

SECTION 5.  FURTHER ASSURANCES.

Borrower shall execute and deliver all agreements, documents, and instruments, in form and substance satisfactory to Foothill, and take all actions as Foothill may reasonably request from time to time fully to consummate the transactions contemplated under this Amendment and the Agreement, as amended by this Amendment.

SECTION 6.  MISCELLANEOUS.

(a)           Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment.

(b)           Upon the effectiveness of this Amendment, each reference in the Loan Documents to the “Loan Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment.

(c)           This Amendment shall be governed by and construed in accordance with the laws of the State of California.

(d)           This Amendment can only be amended by a writing signed by both Foothill and Borrower.

(e)           This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

(f)            This Amendment reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

(g)           The Agreement, as amended hereby, and each of the other Loan Documents shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a modification or waiver of any right, power, or remedy of Foothill under the Agreement or any other Loan Document.  The modifications herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall not excuse future non-compliance with the Loan Documents, and shall not operate as a consent to any further or other matter under the Loan Documents.

(h)           This Amendment shall be effective on the Twelfth Amendment Effective Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

IMAGE ENTERTAINMENT, INC.,
a California corporation

By	/S/ JEFF M. FRAMER
Title:	Chief Financial Officer

WELLS FARGO FOOTHILL, INC.,
a California corporation, formerly known as Foothill Capital Corporation

By	/S/ Trent Smart
Title:	Vice President

Exhibit A

REAFFIRMATION AND CONSENT

Dated as of September 30, 2004

Reference is made hereby to that certain Amendment Number Twelve to Loan and Security Agreement, dated as of the date hereof (the “Amendment”), between Image Entertainment, Inc., a California corporation (“Borrower”) and Wells Fargo Foothill, Inc. (formerly known as Foothill Capital Corporation), a California corporation (“Foothill”).  Capitalized terms used herein shall have the meanings ascribed to them in that certain Loan and Security Agreement, dated as of December 28, 1998 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), between Borrower and Foothill.  The undersigned hereby (a) represents and warrants to Foothill that the execution, delivery, and performance of this Reaffirmation and Consent (this “Reaffirmation”) are within its corporate powers, have been duly authorized by all necessary corporate action, and are not in contravention of any law, rule, or regulation, or any order, judgment, decree, writ, injunction, or award of any arbitrator, court, or governmental authority, or of the terms of its charter or bylaws, or of any contract or undertaking to which it is a party or by which any of its properties may be bound or affected; (b) consents to the amendment of the Agreement by the Amendment; (c) acknowledges and reaffirms all its obligations owing to Foothill under the Guaranty and each other Loan Document to which it is a party; and (d) agrees that each Loan Document to which it is a party is and shall remain in full force and effect.  Although the undersigned has been informed of the matters set forth herein and has acknowledged and agreed to same, it understands that Foothill shall have no obligation to inform it of such matters in the future or to seek its acknowledgement or agreement to future amendments or modifications, and nothing herein shall create such a duty.

IN WITNESS WHEREOF, the undersigned has executed this Reaffirmation as of the date first set forth above.

DVD PLANET.COM, INC., a California corporation

By:
Title:

Exhibit L-1

Form of LIBOR Notice

Wells Fargo Foothill, Inc.
2450 Colorado Avenue

Suite 3000 West

Santa Monica, California 90404

Ladies and Gentlemen:

Reference hereby is made to that certain Loan and Security Agreement, dated as of December 28, 1998 (as amended from time to time, the “Loan Agreement”), between IMAGE ENTERTAINMENT, INC., a California corporation (“Borrower”) and WELLS FARGO FOOTHILL, INC., f\k\a Foothill Capital Corporation, California corporation (“Lender”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding Advances in the amount of $                          (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Lender].

Such LIBOR Rate Advance will have an Interest Period of [1, 2, or 3] month(s) commencing on                             .

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Loan Agreement, of the LIBOR Rate as determined pursuant to the Loan Agreement.

Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), and (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Dated:

IMAGE ENTERTAINMENT, INC., a California corporation, as Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO FOOTHILL, INC.,
a California corporation

By:
Name:
Title: